Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Metabasis Therapeutics, Inc. for the registration of $75,000,000 of its common stock and warrants and to the incorporation by reference therein of our reports dated March 5, 2007, with respect to the financial statements of Metabasis Therapeutics, Inc, Metabasis Therapeutics Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Metabasis Therapeutics, Inc, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

San Diego, California
April 5, 2007